Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

AllianceBernstein Global Health Care Fund, Inc.,
AllianceBernstein Global Research Growth Fund, Inc.,
AllianceBernstein International Growth Fund, Inc.,

We consent to the use of our reports, incorporated herein by reference, dated August 24, 2007 for AllianceBernstein Global Health Care Fund, Inc., AllianceBernstein Global Research Growth Fund, Inc. and AllianceBernstein International Growth Fund, Inc. as of June 30, 2007, and to the references to our firm under the headings "Financial highlights" in the Prospectuses, "SHAREHOLDER SERVICES - Statements and Reports', "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


                                                KPMG LLP

New York, New York
October 26, 2007